UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2016

GenVec, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-24469	23-2705690
(state or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

910 Clopper Road
Suite 220N
Gaithersburg, Maryland	20878
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (240) 632-0740

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01 Entry into a Material Definitive Agreement.

On May 4, 2016, GenVec, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors (the “Investors”) for the sale by the Company of 5,471,957 shares (the “Common Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a purchase price of $0.91375 per share. Concurrently with the sale of the Common Shares, pursuant to the Purchase Agreement the Company also sold warrants to purchase 4,103,968 shares of Common Stock (the “Warrants”) for aggregate gross proceeds of $5,000,001.  Subject to certain ownership limitations, the Warrants will be initially exercisable on the six-month anniversary of the issuance date at an exercise price equal to $0.83 per share of Common Stock, subject to adjustments as provided under the terms of the Warrants. The Warrants are exercisable for six years from the initial exercise date. The closing of the sales of these securities under the Purchase Agreement occurred on May 10, 2016.

The Company estimates that the net proceeds from the transactions will be approximately $4.5 million after deducting certain fees due to the placement agent and the Company’s estimated transaction expenses. The net proceeds received by the Company from the transactions will be used for working capital and general corporate purposes.

The Common Shares were offered and sold by the Company pursuant to an effective shelf registration statement on Form S-3, which was filed with the Securities and Exchange Commission (the “SEC”) on January 23, 2014 and subsequently declared effective on February 11, 2014 (File No. 333-193511) (the “Registration Statement”), and the base prospectus dated as of February 11, 2014 contained therein. The Company filed a prospectus supplement with the SEC on May 6, 2016 in connection with the sale of the Common Shares.

The Warrants and the shares issuable upon exercise of the Warrants were sold without registration under the Securities Act of 1933 (the “Securities Act”) in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 promulgated under the Securities Act as sales to accredited investors, and in reliance on similar exemptions under applicable state laws.

The representations, warranties and covenants contained in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the Purchase Agreement and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Accordingly, the Purchase Agreement is included with this filing only to provide investors with information regarding the terms of transaction, and not to provide investors with any other factual information regarding the Company. Stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

The Company also entered into an engagement letter (the “Engagement Letter”) with Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC (“Wainwright”), pursuant to which Wainwright agreed to serve as exclusive placement agent for the issuance and sale of the Common Shares and Warrants. The Company has agreed to pay Wainwright an aggregate fee equal to 7% of the gross proceeds received by the Company from the sale of the securities in the transactions. Pursuant to the Engagement Letter, the Company also agreed to grant to Wainwright or its designees warrants to purchase up to 7% of the aggregate number of shares sold in the transactions (the “Wainwright Warrants”). The Wainwright Warrants have substantially the same terms as the Warrants, except that the Wainwright Warrants will expire on May 4, 2021 and have an exercise price equal to $1.1422 per share of Common Stock. The Wainwright Warrants and the shares issuable upon exercise of the Wainwright Warrants will be issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and in reliance on similar exemptions under applicable state laws. The Company will also pay Wainwright a non-accountable expense allowance of $35,000.

The forms of the Purchase Agreement, the Warrant and the Engagement Letter are filed as Exhibits 10.1, 4.1 and 1.1, respectively, to this Current Report on Form 8-K. The foregoing summaries of the terms of these documents are subject to, and qualified in their entirety by, such documents, which are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 related to the Warrants and the Wainwright Warrants is hereby incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Engagement Letter, dated as of May 4, 2016 by and between GenVec, Inc. and Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC
4.1	Form of Warrant
5.1	Legal Opinion of Hogan Lovells US LLP
10.1	Form of Securities Purchase Agreement
23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENVEC, INC.

By:	/s/ Douglas J. Swirsky
Douglas J. Swirsky
President, Chief Executive Officer and Corporate Secretary

Dated: May 10, 2016

EXHIBIT INDEX

Exhibit No.	Description

1.1	Engagement Letter, dated as of May 4, 2016 by and between GenVec, Inc. and Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC
4.1	Form of Warrant
5.1	Legal Opinion of Hogan Lovells LLP
10.1	Form of Securities Purchase Agreement
23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)